SNET RETIREMENT AND DISABILITY PLAN
                      FOR NON-EMPLOYEE DIRECTORS


Effective January 1, 1994
Section 4, Paragraph 3(c)(ii) (2): In the event of a Participants's death on or after January 1, 1994, a death benefit shall be payable to the Eligible Beneficiaries, if any, of those Participants who are either serving on the Board as of January 1, 1994 or retired from the Board as of January 1, 1994. The amount to be paid as a death benefit shall be paid in a lump sum, and shall not exceed the lesser of (i) the amount of the Retainer for the year in which the eligible Participant retires, or (ii) the amount of Retainer in effect on January 1, 1994. Eligible Beneficiaries shall mean the spouse of the deceased Participant if living with him at the time of his death, or the unmarried child or children of the deceased under the age of 23 years (or over that age if physically or mentally incapable of self-support) who were actually supported in whole or in part by the deceased Participant at the time of death, or a dependent parent who lives in the same household with the Participant or who lives in a separate household in the vicinity which is provided for the parent by the Participant. Upon payment of such death benefit or a determination that a Participant had no Eligible Beneficiaries, any and all further benefit entitlements under this Plan shall cease.